FORM 3

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                                                            OMB APPROVAL
                                                     OMB NUMBER:  3235-0104
                                                     Expires:  December 31, 2001
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Responses)
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1.  Name and Address of Reporting Person*

NV Partners II LP
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    (Last)                 (First)          (Middle)

98 Floral Avenue
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                           (Street)

Murray Hill,              New Jersey              07974
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    (City)                 (State)          (Zip)

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2.  Date of Event
    Requiring Statement
    (Month/Day/Year)

    November 13, 2001
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3.  I.R.S. Identification
    Number of Reporting
    Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

Intrado Inc. (TRDO)
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5.  Relationship of Reporting Person(s) to Issuer
             (Check all applicable)
___ Director                 _X_  10% Owner
___ Officer  (give           ___ Other (specify
              title below)              below)

_________________________________________________

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6.  If Amendment, Date of Original
    (Month/Day/Year)

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7.  Individual or Joint/Group Filing
    (Check Applicable Line)
___ Form filed by One Reporting Person
_X_ Form filed by More than One Reporting Person
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             Table I - Non-Derivative Securities Beneficially Owned

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1.  Title of Security
    (Instr. 4)

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Common Stock, par value $0.001 per share
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2.  Amount of Securities
    Beneficially Owned
    (Instr. 4)

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    1,792,079 (1)
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3.  Ownership Form:
    Direct (D) or Indirect
    (I) (Instr. 5)
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D (1)
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4.  Nature of Indirect Beneficial Ownership (Instr. 5)

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                         (1)
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Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.
* If the form is  filed  by more  than one  reporting  person,  see  Instruction
5(b)(v).

     Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


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1.  Title of Derivative Security
         (Instr. 4)

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2.  Date Exercisable and Expiration Date
    (Month/Day/Year)

    ------------------------------
    Date                Expiration
    Exercisable         Date

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3.  Title and Amount of Securities Underlying Derivative Security (Instr. 4)

    ------------------------------------------
    Title           Amount or Number of Shares

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4.  Conversion or Exercise Price of Derivative Security

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5.  Ownership Form of Derivative Security:
    Direct (D) or Indirect (I) (Instr. 5)

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6.  Nature of Indirect Beneficial Ownership (Instr. 5)

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Explanation of Responses:

(1) The reporting persons (the "Reporting Persons") consist of NV Partners II LP ("NVP"), New Venture Partners LLC ("NVP LLC"), Thomas Uhlman, Stephen Socolof and Andrew Garman. The securities are owned directly by NVP and may be deemed to be owned indirectly by each of NVP LLC, as general partner of NVP, and Messrs. Garman, Uhlman and Socolof, as managing members of NVP LLC. Each Reporting Person disclaims beneficial ownership of the securities reported herein except with respect to such Reporting Person's pecuniary interest in such securities.

         NV Partners II LP
         By New Venture Partners LLC
         Its General Partner

         By:    /s/ Andrew Garman
            ---------------------------
         Name:  Andrew Garman
         Title: Managing Member

         Dated: September 3, 2002

** Intentional misstatements or omissions of facts constitute Federal Commercial Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

                            JOINT FILING INFORMATION
                            ------------------------

Name:                                          New Venture Partners LLC

Address:                                       98 Floral Avenue
                                               Murray Hill, New Jersey  07974

Designated Filer:                              NV Partners II LP

Issuer & Ticker Symbol:                        Intrado Inc. (TRDO)

Date of Event Requiring Statement:             November 13, 2001

Signature:                                     New Venture Partners LLC

                                               By:      /s/ Andrew Garman
                                               ---------------------------------
                                                    Name:  Andrew Garman
                                                    Title:  Managing Member

Name:                                          Andrew Garman

Address:                                       98 Floral Avenue
                                               Murray Hill, New Jersey  07974

Designated Filer:                              NV Partners II LP

Issuer & Ticker Symbol:                        Intrado Inc. (TRDO)

Date of Event Requiring Statement:             November 13, 2001

Signature:

                                                        /s/ Andrew Garman
                                               ---------------------------------
                                                        Andrew Garman

Name:                                          Thomas Uhlman

Address:                                       98 Floral Avenue
                                               Murray Hill, New Jersey  07974

Designated Filer:                              NV Partners II LP

Issuer & Ticker Symbol:                        Intrado Inc. (TRDO)

Date of Event Requiring Statement:             November 13, 2001

Signature:

                                                        /s/ Thomas Uhlman
                                               ---------------------------------
                                                        Thomas Uhlman

Name:                                          Stephen Socolof

Address:                                       98 Floral Avenue
                                               Murray Hill, New Jersey  07974

Designated Filer:                              NV Partners II LP

Issuer & Ticker Symbol:                        Intrado Inc. (TRDO)

Date of Event Requiring Statement:             November 13, 2001

Signature:

                                                        /s/ Stephen Socolof
                                               ---------------------------------
                                                        Stephen Socolof